Exhibit 5.2

11 May 2004

Assured Guaranty Ltd.	DIRECT LINE:	(441) 298-7859
30 Woodbourne Avenue	E-MAIL:	bmblugerman@cdp.bm
Hamilton, HM 08, Bermuda	OUR REF:	BMB/Corpdocs:110556
YOUR REF:

Assured Guaranty US Holdings Inc.

1325 Avenue of the Americas – 18th Floor

New York, New York  10019

Re:	Assured Guaranty Ltd.
Assured Guaranty US Holdings Inc.
Registration Statement on Form S-1

Dear Sirs,

We have acted as special legal counsel in Bermuda to Assured Guaranty Ltd. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1, as amended by Amendment No. 1 thereto (the “Registration Statement”, which term does not include any other document, instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to senior notes (the “Notes”) of Assured Guaranty US Holdings Inc. (“Holdings”) to be issued under an indenture (the “Indenture”) among Holdings, the Company and The Bank of New York, as trustee, to be entered into prior to the issuance of the Notes, which are guaranteed (the “Guarantees”) by the Company in the Indenture.

For the purposes of giving this opinion, we have examined the following documents:

(i)                                     a draft of the Registration Statement;

(ii)                                  a form of the Indenture as proposed to be filed as an exhibit to the Registration Statement; and

(iii)                               the form of Note as proposed to be filed as an exhibit to the Registration Statement.

The documents listed in items (i) through (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye–laws of the Company, each certified by the Assistant Secretary of the Company on 6 May 2004, resolutions of the board of directors of the Company passed at a meeting of the board on 22 April, 2004 and certified by the Secretary of the Company on 11 May 2004 (the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) that Holdings is a wholly-owned (whether directly or indirectly) subsidiary of the Company; (d) that the Resolutions remain in full force and effect and have not been rescinded or amended; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the Company is entering into the Documents pursuant to its business as a holding  company or otherwise pursuant to its objects stated in its memorandum of association; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (h) that none of the parties to the Documents has carried on or will carry on activities, other than the performance of its obligations under the Documents, which would constitute the carrying on of investment business in or from Bermuda and that none of the parties to the Documents, other than the Company, will perform its obligations under the Documents in or from Bermuda; (i) that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its liabilities as they become due; and (j) that the Company is not entering into the Documents, and is not, and will not be, acting as agent of Holdings in connection with the issuance or offering of the Notes or any other activity of Holdings contemplated by the Documents.

We express no opinion as to the enforceability of the Documents or with respect to any provision of the Documents that purports to fetter the statutory powers of the Company.  We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.  This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                       The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.                                       The Company has taken all corporate action required to authorise its execution, delivery and performance of the Indenture.

3.                                       The Company has taken all corporate action required to authorise its execution, delivery and performance of the Guarantees.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Risk Factors”, “Certain Other Bermuda Law Considerations”, “Legal Matters” and “Enforceability Of Civil Liabilities Under United States Federal Securities Laws And Other Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman